THE NEW HOME COMPANY REPORTS 2017 SECOND QUARTER RESULTS

- Total Revenues Increased 32% to $144 million -
- Net New Orders up 53% -
- Record Backlog Dollar Value of $339 million, up 22% -

Aliso Viejo, California, July 27, 2017. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2017 second quarter.

Second Quarter 2017 Highlights Compared to Second Quarter 2016

•
Net income of $1.5 million, or $0.07 per diluted share vs. $2.5 million, or $0.12 per diluted share; Q2 2017 net income included $1.3 million of pretax inventory impairments, or $0.04 per diluted share after tax

•	Total revenues of $144.1 million vs. $108.9 million, a 32% increase

•	Home sales revenue of $96.9 million, a 23% increase

•	Net new home orders up 53%

•	Backlog dollar value up 22% to $339.4 million, a record quarter-end value

“Building off a strong start to the year, The New Home Company continued to make solid progress in the second quarter,” said The New Home Company’s Chief Executive Officer Larry Webb. “The company outperformed projected revenues and profits for the quarter generating $0.07 in earnings per diluted share. We continued to see strong buyer demand in California where net new orders for our wholly owned business were up significantly with our monthly sales absorption rate up 74% year-over-year."

Mr. Webb continued, “For a second consecutive quarter, our backlog dollar value was the highest in our company's history at $339.4 million, a 22% increase over the prior year. In addition, the company completed a tack-on offering of $75 million in aggregate principal of our Senior Unsecured Notes due 2022. The increase in liquidity allows us to capitalize on growth opportunities that will allow us to meet homebuyer demand and deliver favorable returns. We are well-positioned to deliver strong results in the second half of the year and are on track to broaden our product portfolio to include more affordable price points. We anticipate opening nine new communities in the second half of the year, six of which are expected to be priced at $750,000 or lower."

Second Quarter 2017 Operating Results

Total revenues for the 2017 second quarter were up 32% to $144.1 million, compared to $108.9 million in the prior year period. Net income attributable to the Company was $1.5 million, or $0.07 per diluted share, compared to $2.5 million, or $0.12 per diluted share, in the prior year period. The 2017 second quarter included a $1.3 million pretax inventory impairment charge, or $0.04 per diluted share on an after-tax basis, related to one homebuilding community. The year-over-year decrease in net income was primarily attributable to a $3.7 million reduction in joint venture income, a $1.3 million decrease in joint venture management fees and the inventory impairment noted above. These decreases were largely offset by a 32% increase in total revenues, a 160 basis point improvement in our homebuilding gross margin after impairments (a 290 basis point improvement before impairments*), and a 140 basis point improvement in our selling, general and administrative ("SG&A") expenses as a percentage of home sales revenue.

Wholly Owned Projects

Home sales revenue for the 2017 second quarter increased 23% to $96.9 million, compared to $78.8 million in the prior year period. The increase in home sales revenue was driven primarily by a 49% increase in deliveries, and was partially offset by a 17% decrease in the average selling price of homes delivered to $1.5 million. The decrease in our average selling price was primarily due to a mix shift as half of the second quarter deliveries were from communities with average selling prices under $1 million.

Gross margin from homes sales for the 2017 second quarter was 13.6% versus 12.0% in the prior year period. The 2017 second quarter included a $1.3 million inventory impairment related to one homebuilding community in Southern California. Excluding inventory impairments, our gross margin from home sales for the 2017 second quarter was 14.9%* versus 12.0%* in the prior year period. The 290 basis point improvement in home sales gross margin before impairments was primarily due to a change in mix, including more deliveries from our higher margin Crystal Cove communities located in Newport Coast, CA. Adjusted gross margin from home sales for the 2017 second quarter, which excludes interest in cost of home sales and inventory impairments, was 16.7%* compared to 13.3%*.

Our SG&A expense ratio as a percentage of home sales revenue for the 2017 second quarter was 12.4% versus 13.8% in the prior year period. The 140 basis point improvement in the SG&A rate was largely attributable to a 23% increase in home sales revenue, which was driven by a significant increase in new home deliveries due to growth in our wholly owned operations, and lower G&A expenses.

Net new home orders for the 2017 second quarter were up 53% to 98 homes, compared to 64 homes in the prior year period. The Company's monthly sales absorption pace was up significantly during the 2017 second quarter to 3.3 sales per average selling community compared to 1.9 in the prior year period. The improvement in the absorption rate was driven by solid order activity in both Southern and Northern California, with Northern California more than doubling its net orders over the prior year period. As a result of increased sales activity and the timing of opening new communities, our quarter end selling communities were down 25% from the prior year, ending the 2017 second quarter with nine active communities compared to 12 as of the end of the prior year period. This dip in ending selling communities was consistent with our expectations and the Company anticipates opening nine new communities in the second half of 2017.

The dollar value of the Company's wholly owned backlog at the end of the 2017 second quarter was up 22% year-over-year to $339.4 million and totaled 185 homes, compared to $278.0 million and 125 homes in the prior year period. The increase in backlog dollar value primarily related to the increase in net new home orders, which was partially offset by a 17% decline in average selling price in backlog. The decrease in backlog average selling price is consistent with the Company's strategy to expand its product portfolio to include more affordable price points.

Fee Building Projects

Fee building revenue for the 2017 second quarter increased 57% to $47.2 million primarily due to an increase in fee building construction activity. Fee building gross margin was $1.3 million, or 2.7%, compared to $1.7 million, or 5.7%, in the prior year period. The reduction in fee building gross margin percentage was primarily due to a decrease in management fees received from joint ventures, which were $1.2 million during the 2017 second quarter compared to $2.5 million in the prior year period. The decrease in management fees from JVs was the result of lower deliveries and revenues from JV communities as compared to the prior year period, which is consistent with the Company’s strategic shift to emphasize wholly owned operations.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2017 second quarter was $0.2 million, compared to $3.9 million in the prior year period. The decrease in income for the Company was due to a reduction in joint venture revenue from a decrease in JV home deliveries and lot sales, and lower gross margins from JV home sales due to a delivery mix shift. In addition, the 2016 second quarter included a $0.5 million income allocation from a joint venture for a reserve reduction and a $1.1 million gain from the buyout of a JV partner's interest for less than its carrying value. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs for the 2017 second quarter was $35.2 million and a net loss of $0.7 million, compared to total revenue of $70.1 million and $10.2 million in income in the prior year period, respectively. Home sales revenue of the JVs was $34.2 million, compared to $47.7 million in the prior year period, while land sales revenue of the JVs was $0.9 million for the 2017 second quarter as compared to $22.4 million in the prior year period.

At the end of the 2017 second quarter, the JVs had eight active selling communities, up from three at the end of the prior year period. As a result of increased selling communities, net new home orders from JVs for the 2017 second quarter increased 80% to 54 homes as compared to 30 homes in the prior year period. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2017 second quarter was $70.9 million from 90 homes, compared to $72.0 million from 76 homes in the prior year period.

Balance Sheet and Liquidity

On May 4, 2017, the Company completed a tack-on private placement offering selling an additional $75 million in aggregate principal amount of its 7.25% Senior Notes due 2022. The Notes were issued at a premium to yield 6.44%. Together with the notes issued in the 2017 first quarter, the Company has $325 million in aggregate principal of Senior Notes due 2022. As of June 30, 2017, the Company had real estate inventories totaling $365.4 million, of which $211.9 million represented work-in-process and completed homes (including models), $108.0 million in land and land under development, and $45.5 million in land deposits and pre-acquisition costs. The Company owned or controlled 1,821 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,134 lots, or 62%, were controlled or under option. The Company ended the 2017 second quarter with $154.0 million in cash and cash equivalents and had no borrowings outstanding under its $260.0 million revolving credit facility. The Company ended the 2017 first quarter with $318.1 million in debt outstanding (net of unamortized discount, premium and debt issuance costs), a debt-to-capital ratio of 56.2% and a net debt-to-capital ratio of 39.8%*.

Guidance

The Company updated its full year guidance for 2017 as follows:

•	Home sales revenue of $540 - $570 million

•	Fee building revenue of $145 - $165 million

•	Income from unconsolidated joint ventures of $2 - $3 million

•	Wholly owned active year-end community count of 17

•	Joint venture active year-end community count of 9

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, July 27, 2017 to review second quarter results, discuss recent events and results, and discuss the Company's full year and certain quarterly guidance for 2017. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through August 28, 2017 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13665502.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Homebuilding gross margin before impairments, adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$96,929	$78,836	$166,335	$121,139
Fee building, including management fees from unconsolidated joint ventures of $1,217, $2,537, $2,431 and $4,712, respectively	47,181	30,028	102,798	72,965
	144,110	108,864	269,133	194,104
Cost of Sales:
Home sales	82,488	69,390	142,553	106,060
Home sales impairments	1,300	—	1,300	—
Fee building	45,899	28,317	99,825	69,231
	129,687	97,707	243,678	175,291
Gross Margin:
Home sales	13,141	9,446	22,482	15,079
Fee building	1,282	1,711	2,973	3,734
	14,423	11,157	25,455	18,813

Selling and marketing expenses	(6,376)	(5,046)	(11,377)	(8,522)
General and administrative expenses	(5,595)	(5,833)	(10,685)	(11,008)
Equity in net income of unconsolidated joint ventures	201	3,947	507	3,940
Other income (expense), net	(148)	(286)	(35)	(395)
Income before income taxes	2,505	3,939	3,865	2,828
Provision for income taxes	(988)	(1,495)	(1,512)	(1,253)
Net income	1,517	2,444	2,353	1,575
Net loss attributable to noncontrolling interest	—	65	10	120
Net income attributable to The New Home Company Inc.	$1,517	$2,509	$2,363	$1,695

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.07	$0.12	$0.11	$0.08
Diluted	$0.07	$0.12	$0.11	$0.08
Weighted average shares outstanding:
Basic	20,869,429	20,709,139	20,819,288	20,654,998
Diluted	20,956,723	20,760,186	20,921,150	20,745,802

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$153,959	$30,496
Restricted cash	88	585
Contracts and accounts receivable	18,321	27,833
Due from affiliates	2,062	1,138
Real estate inventories	365,400	286,928
Investment in and advances to unconsolidated joint ventures	55,864	50,857
Other assets	23,916	21,299
Total assets	$619,610	$419,136

Liabilities and equity
Accounts payable	$34,215	$33,094
Accrued expenses and other liabilities	19,473	23,418
Unsecured revolving credit facility	—	118,000
Senior notes, net	318,121	—
Total liabilities	371,809	174,512
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,875,666 and 20,712,166, shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	209	207
Additional paid-in capital	197,983	197,161
Retained earnings	49,518	47,155
Total stockholders' equity	247,710	244,523
Noncontrolling interest in subsidiary	91	101
Total equity	247,801	244,624
Total liabilities and equity	$619,610	$419,136

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income	$2,353	$1,575
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(54)	(27)
Amortization of equity based compensation	1,306	1,742
Excess income tax provision from stock-based compensation	—	97
Inventory impairments	1,300	—
Distributions of earnings from unconsolidated joint ventures	1,588	1,095
Equity in net income of unconsolidated joint ventures	(507)	(3,940)
Deferred profit from unconsolidated joint ventures	497	332
Depreciation	236	251
Abandoned project costs	206	329
Net changes in operating assets and liabilities:
Restricted cash	497	104
Contracts and accounts receivable	9,573	9,164
Due from affiliates	(671)	88
Real estate inventories	(74,407)	(164,464)
Other assets	(2,900)	(5,832)
Accounts payable	1,160	3,737
Accrued expenses and other liabilities	(11,588)	(9,711)
Due to affiliates	—	(239)
Net cash used in operating activities	(71,411)	(165,699)
Investing activities:
Purchases of property and equipment	(95)	(296)
Cash assumed from joint venture at consolidation	995	2,009
Contributions and advances to unconsolidated joint ventures	(8,517)	(5,656)
Distributions of capital from unconsolidated joint ventures	2,948	7,405
Net cash provided by (used in) investing activities	(4,669)	3,462
Financing activities:
Borrowings from credit facility	72,000	175,000
Repayments of credit facility	(190,000)	(11,000)
Proceeds from senior notes	324,465	—
Borrowings from other notes payable	—	343
Repayments of other notes payable	—	(15,636)
Payment of debt issuance costs	(6,440)	(1,064)
Cash distributions to noncontrolling interest in subsidiary	—	(725)
Minimum tax withholding paid on behalf of employees for stock awards	(584)	(647)
Excess income tax provision from stock-based compensation	—	(97)
Proceeds from exercise of stock options	102	—
Net cash provided by financing activities	199,543	146,174
Net increase (decrease) in cash and cash equivalents	123,463	(16,063)
Cash and cash equivalents – beginning of period	30,496	45,874
Cash and cash equivalents – end of period	$153,959	$29,811

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended June 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	27	$67,279	$2,492	20	$54,900	$2,745	35%	23%	(9)%
Northern California	37	29,650	801	23	23,936	1,041	61%	24%	(23)%
Total	64	$96,929	$1,515	43	$78,836	$1,833	49%	23%	(17)%

	Six Months Ended June 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	49	$111,202	$2,269	31	$84,208	$2,716	58%	32%	(16)%
Northern California	69	55,133	799	40	36,931	923	73%	49%	(13)%
Total	118	$166,335	$1,410	71	$121,139	$1,706	66%	37%	(17)%

Net New Home Orders:
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Southern California	44	39	13%	100	66	52%
Northern California	54	25	116%	124	54	130%
	98	64	53%	224	120	87%

Active Communities:
	As of June 30,
	2017	2016	% Change
Southern California	6	7	(14)%
Northern California	3	5	(40)%
	9	12	(25)%

KEY FINANCIAL AND OPERATING DATA (continued)
(Dollars in thousands)
(Unaudited)

Backlog:
	As of June 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	99	$278,513	$2,813	89	$249,433	$2,803	11%	12%	—%
Northern California	86	60,899	708	36	28,567	794	139%	113%	(11)%
Total	185	$339,412	$1,835	125	$278,000	$2,224	48%	22%	(17)%

Lots Owned and Controlled:
	June 30,
	2017	2016	% Change
Lots Owned
Southern California	402	226	78%
Northern California	285	249	14%
Total	687	475	45%
Lots Controlled (1)
Southern California	564	631	(11)%
Northern California	303	379	(20)%
Arizona	267	—	NA
Total	1,134	1,010	12%
Lots Owned and Controlled - Wholly Owned	1,821	1,485	23%
Fee Building (2)	1,043	1,001	4%
Total Lots Owned and Controlled	2,864	2,486	15%

(1)
Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform construction services.

Other Financial Data:
	Six Months Ended June 30,
	2017	2016
Interest incurred	$8,437	$2,970
Adjusted EBITDA(1)	$11,265	$4,016
Adjusted EBITDA margin percentage (1)	4.2%	2.1%

	LTM(2) Ended June 30,
	2017	2016
Interest incurred	$12,951	$5,766
Adjusted EBITDA(1)	$50,393	$37,662
Adjusted EBITDA margin percentage (1)	6.5%	7.9%
Ratio of Adjusted EBITDA to total interest incurred (1)	3.9x	6.5x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, and ratio of Adjusted EBITDA to total interest incurred are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$34,240	$47,698	(28)%	$59,386	$85,899	(31)%
Land sales revenue	$931	$22,406	(96)%	2,405	26,162	(91)%
Total revenue	$35,171	$70,104	(50)%	$61,791	$112,061	(45)%
Net income (loss)	$(654)	$10,195	(106)%	$(1,518)	$12,336	(112)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	54	30	80%	93	76	22%
New homes delivered	33	55	(40)%	65	100	(35)%
Average selling price of homes delivered	$1,038	$867	20%	$914	$859	6%

Selling communities at end of period				8	3	167%
Backlog homes (dollar value)				$70,941	$71,970	(1)%
Backlog (homes)				90	76	18%
Average sales price of backlog				$788	$947	(17)%

Homebuilding lots owned and controlled				520	610	(15)%
Land development lots owned and controlled				2,415	2,512	(4)%
Total lots owned and controlled				2,935	3,122	(6)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP, to the non-GAAP measures homebuilding gross margin before impairments and adjusted homebuilding gross margin percentages. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	%	2016	%	2017	%	2016	%
	(Dollars in thousands)
Home sales revenue	$96,929	100.0%	$78,836	100.0%	$166,335	100.0%	$121,139	100.0%
Cost of home sales	83,788	86.4%	69,390	88.0%	143,853	86.5%	106,060	87.6%
Homebuilding gross margin	13,141	13.6%	9,446	12.0%	22,482	13.5%	15,079	12.4%
Add: Home sales impairments	1,300	1.3%	—	—%	1,300	0.8%	—	—%
Homebuilding gross margin before impairments	14,441	14.9%	9,446	12.0%	23,782	14.3%	15,079	12.4%
Add: Interest in cost of home sales	1,720	1.8%	1,063	1.3%	3,271	2.0%	1,711	1.4%
Adjusted homebuilding gross margin	$16,161	16.7%	$10,509	13.3%	$27,053	16.3%	$16,790	13.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage and the ratio of Adjusted EBITDA to total interest incurred are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) non-cash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) attributable to us to Adjusted EBITDA, Adjusted EBITDA margin percentage and the ratio of Adjusted EBITDA to total interest incurred is provided in the following table.

	Six Months Ended		LTM(1) Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Net income (loss)	$2,353	$1,575	$21,704	$18,133
Add:
Interest amortized to cost of sales and other expense	3,271	1,711	6,891	3,827
Provision (benefit) for income taxes	1,512	1,253	13,283	10,761
Depreciation and amortization	236	251	496	492
Amortization of equity-based compensation	1,306	1,742	3,035	4,391
Cash distributions of income from unconsolidated joint ventures	1,588	1,095	4,235	12,120
Non-cash impairments and abandonments	1,506	329	5,257	521
Less:
Gain from notes payable principal reduction	—	—	(250)	—
Equity in income of unconsolidated joint ventures	(507)	(3,940)	(4,258)	(12,583)
Adjusted EBITDA	$11,265	$4,016	$50,393	$37,662
Total Revenue	$269,133	$194,104	$769,485	$475,707
Adjusted EBITDA margin percentage	4.2%	2.1%	6.5%	7.9%
Interest incurred	$8,437	$2,970	$12,951	$5,766
Ratio of Adjusted EBITDA to total interest incurred			3.9x	6.5x

(1)	"LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2017	2016
	(Dollars in thousands)
Total debt, net	$318,121	$118,000
Equity, exclusive of noncontrolling interest	247,710	244,523
Total capital	$565,831	$362,523
Ratio of debt-to-capital(1)	56.2%	32.5%

Total debt, net	$318,121	$118,000
Less: cash, cash equivalents and restricted cash	154,047	31,081
Net debt	164,074	86,919
Equity, exclusive of noncontrolling interest	247,710	244,523
Total capital	$411,784	$331,442
Ratio of net debt-to-capital(2)	39.8%	26.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by the sum of total debt plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.